Exhibit 99.2
December 3, 2007
Contact
Title
Member Institution
Address
City, State Zip
Dear Contact,
The Federal Home Loan Bank of Pittsburgh is pleased to announce the winners of the 2007 Election of Directors.
Pennsylvania
The individual who was chosen to fill the one expiring Pennsylvania directorship is:

Glenn B. Marshall	First Resource Bank
President and CEO	101 Marchwood Road
Exton, PA 19341
FHFB ID 53538
The following summary shows the number of votes cast for each nominee:

Nominee	Votes Cast
Glenn B. Marshall	1,007,773
John S. Milinovich	816,462
David L. Cox	712,133
Alex E. Castracane	600,050
William J. Burt	274,428
Delaware
Delaware had two expiring directorships, however only one individual was nominated; therefore, the directorships will be filled without an election. The one nominee was automatically deemed elected to one of the open directorships. The other directorship will be filled by an appointment of the Board of Directors of the FHLBank, which will take place sometime in the future. The Delaware nominee who will serve as a director is:
601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com

December 3, 2007

David R. Gibson	Wilmington Trust Company
Executive Vice President and	Rodney Square North
Chief Financial Officer	1100 North Market Street
Wilmington, DE 19890-0001
FHFB ID 11652
West Virginia
There was only one nominee to fill the one expiring West Virginia directorship; and therefore, the directorship will be filled without an election. The West Virginia nominee who will serve as a director is:

H. Charles Maddy III	Summit Financial Group, Inc.
President and CEO	300 North Main Street
Moorefield WV 26836
FHFB ID 15864
The terms of each of the four directorships above will commence on January 1, 2008 and expire on December 31, 2010.
Sincerely,

/s/ John A. Ott
John A. Ott
Senior Attorney and Assistant Corporate Secretary

601 Grant Street • Pittsburgh, PA 15219-4455 • 412-288-3400 • www.fhlb-pgh.com